                                                                     Exhibit 2.3






                                                      Execution Version



                          DATED AS OF JANUARY 17, 2007


                                     BETWEEN

                           GATX FINANCIAL CORPORATION
                                    as Seller

                                       and

                       MACQUARIE AIRCRAFT LEASING LIMITED
                                    as Buyer

                        RELATING TO THE SALE AND PURCHASE

                                       of

                              THE GATX AIR BUSINESS

                   -------------------------------------------

                          SECOND SUPPLEMENTAL AGREEMENT

                   -------------------------------------------

SECOND SUPPLEMENTAL AGREEMENT dated as of January 17, 2007 between GATX Financial Corporation, a Delaware corporation ("SELLER"), and Macquarie Aircraft Leasing Limited, a company incorporated under the laws of the Republic of Ireland ("BUYER").

WITNESSETH:

WHEREAS, Seller and Buyer entered into the Sale and Purchase Agreement.

WHEREAS, Seller and Buyer entered into the First Supplemental Agreement amending the Sale and Purchase Agreement and agreeing certain additional matters.

WHEREAS, Seller and Buyer wish to make certain further amendments to the Sale and Purchase Agreement and supplement certain of the agreements set forth in the Sale and Purchase Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


1.        DEFINITIONS

1.1       Definitions

          As used in this Second Supplemental Agreement (including the recitals hereto) and save as otherwise defined herein, terms defined in the Sale and Purchase Agreement shall bear the same respective meanings ascribed to them in the Sale and Purchase Agreement when used in this Second Supplemental Agreement and:

          "FIRST SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of November 30, 2006 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement.

          "SALE AND PURCHASE AGREEMENT" means the Sale and Purchase Agreement dated as of September 28, 2006 between Seller and Buyer.

1.2       Other Definitional and Interpretative Provisions

          Clause 1.2 of the Sale and Purchase Agreement is hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Second Supplemental Agreement.


2.        AMENDMENTS

          The Sale and Purchase Agreement is amended as follows:

2.1 The definition of the expressions ""KNOWLEDGE", "KNOWLEDGE" or any other similar knowledge qualification in this Agreement with respect to Seller" as set forth in Clause 1.1 is deleted and replaced with the following:

          ""KNOWLEDGE", "KNOWLEDGE" or any other similar knowledge qualification in this Agreement with respect to Seller means the actual knowledge of
          (i) (other than with respect to Clauses 3.9.3 or 3.9.9 (solely with respect to Manuals and Technical Records),

          3.13 and 8.2) Jim Morris or Sue Noack, (ii) (solely with respect to Clauses 3.9.3 and 3.9.9 (but solely with respect to Manuals and Technical Records)) Phil Nassar, and (iii) (solely with respect to Clause 8.2) Jeff Young and Stanton Brunner provided that for all purposes of this Agreement none of the foregoing Persons shall be deemed to have actual knowledge of any matter of which any of such Persons obtained actual knowledge of on or after November 30, 2006 and of which any director or employee of Buyer or any Affiliate of Buyer has obtained the same actual knowledge on or after November 30, 2006 as a consequence of, or in connection with, Buyer providing the management services to which reference is made in Clauses 6.4 and 6.9 or in relation to the EAST Management Agreement.".

2.2       The following definitions are inserted in alphabetical order in Clause
          1.1:

          "EAST MANAGEMENT AGREEMENT ASSIGNMENT AGREEMENT" means the assignment, assumption and amendment agreement relating to the East Management Agreement in the agreed form.

          "EX-IM 2001 MANAGEMENT AGREEMENTS" means together the management agreements to which Seller is a party which constitute Virtual Data Room documents 11.49.31, 11.50.29 and 11.51.31 (each an "EX-IM 2001
          MANAGEMENT AGREEMENT").", and

          ""MANAGEMENT AGREEMENT EVENT OF DEFAULT" has the meaning ascribed to such term in the Ex-Im 2001 Financing Documents.".

2.3 The following expressions are inserted as new additional final sentences in Clause 2.2:

          "Buyer shall use all commercially reasonable efforts to ensure that all ancillary documentation needed to be executed and delivered in connection with the transfer of the EAST Management Agreement to Buyer is so executed and delivered as soon as practicable. The Parties acknowledge that as from January 17, 2007 Clifford Chance LLP is holding in escrow execution pages of the East Management Agreement Assignment Agreement executed by Seller and Buyer respectively and that upon the delivery to Clifford Chance LLP of execution pages of the East Management Agreement Assignment Agreement executed by EAST, the transfer of the East Management Agreement from Seller to Buyer shall be unconditionally effective. In addition, the Parties hereto shall use all good faith efforts to complete the transfer of all of the Material Contracts and Designated Contracts to Buyer no later than March 31, 2007.".

2.4 The following expression is inserted in the final line of Clause 2.5 immediately following the expression "any GATX Retained Entity":

          "and provided further that as between Seller and Buyer the provisions of Clause 2.5 shall apply notwithstanding that the stated terms of any relevant document transferring the relevant Liabilities to which reference is made therein may otherwise provide that the relevant GATX Retained Entity or Buyer may bear any other liability in favour of any other party and Seller and Buyer agree to bear such other liability in accordance with the provisions of Clause 2.5 and indemnify and hold harmless the relevant GATX Retained Entity or Buyer, as the case may be, in respect thereof.".

2.5 The expression "and" which appears as the end of Clause 2.5.7 is deleted.

2.6       The punctuation mark "," which appears at the end of line 4 of Clause
          2.5.8 is deleted and replaced with the expression "; and".

2.7       The following provision is inserted as Clause 2.5.9:

          "2.5.9 notwithstanding anything to the contrary in this Agreement, all Liabilities in respect of any claim in damages made by any JV Member or other third party in relation to, or as a consequence of, the use of any particular form of document, or the terms thereof, which is, or are, agreed by Buyer to transfer any Specified Ownership Interest (or Material Contract or Designated Contract) transferred on any Deferred Date rather than any other form (or terms thereof) or the manner in which any Specified Ownership Interest (or Material Contract or Designated Contract) is transferred,".

2.8 The following expression is inserted at the end of the final line of Clause 2.5 immediately following the expression "GATX Retained Entity":

          "and for the avoidance of doubt it is confirmed that the Liabilities under each Designated Contract and each Material Contract specified in Clauses 2.5.2 and 2.5.3 shall, without any further action on the part of any Party, be Assumed Liabilities as of the Closing Date or the applicable Deferred Date, as the case may be, whether or not such Designated Contract or Material Contract is transferred to Buyer".

2.9 The following expression is inserted as an additional sentence commencing in the final line of Clause 2.10.2 immediately following the expression "by Seller.":

          "In the event that any cash distribution as aforesaid is received by Seller following the Deferred Date on which the related Remaining Ownership Interest is transferred to Buyer and receipt of the same had not been anticipated for the purposes of calculating the sum payable by Buyer in order to satisfy Buyer's obligation to pay the relevant Deferred Date Allocated Amount, Seller shall promptly pay to Buyer the amount equal to such cash distribution so received by Seller.".

2.10 The following expression is inserted as an additional sentence commencing in the final line of Clause 2.10.3 immediately following the expression "Assumed Liabilities.":

          "Buyer and Seller acknowledge that, notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any other GATX Retained Entity will have any liability to Buyer and, save as set forth in Clause 2.5.9, Buyer will not have any liability to Seller or any other GATX Retained Entity, in relation to, or as a consequence of, the use of any particular form of document, or the terms thereof, which is, or are, agreed by Seller and Buyer to transfer any Specified Ownership Interest (or Material Contract or Designated Contract) transferred on any Deferred Date rather than any other form (or terms thereof) or the manner in which any Specified Ownership Interest (or Material Contract or Designated Contract) is transferred.".

2.11 The expression "to Seller" which appears in line 3 of Clause 3 is deleted and replaced with the expression "by Seller".

2.12 The expression "or" which appears in line 4 of Clause 3 immediately prior to the expression "document" is deleted and replaced with "," and the following expression is inserted in such line 4 immediately following the term "document 23.01.03":

          "or Virtual Data Room document 23.01.04".

2.13 The following expression is inserted in line 6 of Clause 3 immediately following the term "of such date":

          ", or (iii) for any matter of which any director or employee of Buyer or any Affiliate of Buyer has obtained actual knowledge on or after November 30, 2006 as a consequence of, or in connection with, Buyer providing management services to which reference is made in Clauses
          6.4 and 6.9 or in relation to the EAST Management Agreement or in connection with the obtaining of the consent of any JV Member to which reference is made in this Agreement or the process of agreeing any documentation needed to effect the transfer of any Remaining Ownership Interest".

2.14      Clause 3.13 is deleted and replaced with the following:

          "3.13     Deliberately Omitted".

2.15 The expression "or EAST" is inserted in line 2 of Clause 5.6 immediately following the expression "Asset Owning Entity".

2.16      The following provision is inserted as Clause 7.1.5:

          "7.1.5 Each of Buyer and Seller shall pay fifty per cent. (50%) of the fees and expenses of (a) any external counsel (i) which acts for any JV Member (other than Seller or any Affiliate of Seller) incurred in connection with the provision of the relevant JV Member's consent to the transfer of Seller's Specified Ownership Interest in the relevant Partnership Asset Owning Entity or the effecting of such transfer or any substitution of a guarantee provided by Seller or any other GATX Retained Entity with a guarantee provided by Buyer, or
                    (ii) which acts for Continental Airlines, Inc. or the Ex-Im 2001 Financiers in connection with the arrangements contemplated by this Agreement so far as they relate to the Ex-Im 2001 Financed Aircraft, and (b) Clifford Chance LLP and Vedder, Price, Kaufman & Kammholz, P.C. in relation to the preparation of a bible of transaction documents in relation to the transactions contemplated by this Agreement.".

2.17 The following provisions are inserted as Clauses 7.10.3 and 7.10.4, respectively:

          "7.10.3 If pursuant to Clause 7.10.1 Buyer buys Seller's Specified Ownership Interest in the owner trust referred to in Clause
                    7.10.1 and Seller remains a guarantor under the guarantee given by Seller to the ATA Aircraft Financiers and Seller procures the issue of any letter of credit to which reference is made in Section 4.02(a) of the trust agreement to which such Specified Ownership Interest is constituted, Buyer shall promptly, but in any event within three (3) Business Days of receipt of notice from Seller that Buyer is obligated to reimburse

                    Seller pursuant to this Clause 7.10.3, reimburse to Seller any and all amounts or costs Seller is required to pay or bear under, or in connection with, any indemnity which Seller provides to the issuer of such letter of credit (but not including any amount paid by Seller in order to procure the issue of such letter of credit), together with any expenses (including reasonable expenses of investigation and reasonable attorney's fees and expenses) incurred by Seller in connection therewith (it being understood and agreed that any disputes with respect to any such reimbursement shall be governed in accordance with the provisions of Clause 11.3).

          7.10.4 It is hereby confirmed, for the avoidance of doubt, that following the acquisition of Seller's Specified Ownership Interest in the trust to which reference is made in Clause 7.10.1, Buyer shall be able to transfer such Specified Ownership Interest to any other person in accordance with the provisions of the trust agreement pursuant to which such Specified Ownership Interest is constituted without the need for the prior approval of Buyer provided that any such transfer shall not release Buyer from, or otherwise have any effect on, the liability of Buyer under Clause 7.10.2 or Clause 7.10.3 in relation to any payment which Seller is required to make under the guarantee to which reference is made in Clause 7.10.2 or any amount or cost which Seller is required to pay or bear to which reference is made in Clause 7.10.3.".

2.18      Clause 7.17 is amended as follows:

                   (a) the sub-clause forming part thereof which is erroneously numbered "7.10.3" is correctly numbered "7.17.3"; and

                   (b)       the following provision is inserted as Clause
                             7.17.4:

                   "7.17.4 If by April 17, 2007 Seller has not been released from its obligations under any of the Ex-Im 2001 Management Agreements, Seller shall formally request the Ex-Im 2001 Financiers to release Seller from each of the Ex-Im 2001 Management Agreements from which Seller has not been released and use all commercially reasonable efforts to procure such releases. In the event that any such release has not been obtained by July 17, 2007, Seller shall within the period of ten (10) days thereafter procure the issue in favour of Seller of a letter of credit issued by Macquarie Bank Limited, or another bank with a credit rating not less than the credit rating then held by Macquarie Bank Limited and otherwise reasonably acceptable to Seller, in the sum equal to the then net present value, as reasonably determined by Seller, of the aggregate fee (based on an arm's length quotation obtained by Seller from a reputable entity (other than GECAS, ILFC or an affiliate of either thereof) generally engaged in providing management and administration services) which Seller would be required to pay to a person reasonably acceptable to Seller to provide the management and administration services required to be provided by Seller under each of the Ex-Im 2001 Management Agreements to which Seller remains a party for the then remaining term of the same and able to be drawn at any time by Seller in the event, and during the continuance, of any Management Agreement Event of Default, such that Seller shall appoint such a person to provide such management and administration services and apply the proceeds of such letter of credit in effecting payment of such aggregate fee.".

2.19 The sign "(*)" which appears in paragraph 27 of Part 2 of Schedule 5 is deleted.


3.        MISCELLANEOUS

3.1       The provisions of Clauses 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8 and
          13.10 are hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Second Supplemental Agreement.

3.2 References to "this Agreement" in the Sale and Purchase Agreement are deemed to be references to the Sale and Purchase Agreement as amended by this Second Supplemental Agreement.

IN WITNESS WHEREOF, the parties to this Second Supplemental Agreement have caused this Second Supplemental Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


Seller

GATX FINANCIAL CORPORATION

By:              /s/ Robert C. Lyons
     --------------------------------------------
     Name:    Robert C. Lyons
     Title:   Vice President and Chief
              Financial Officer



Buyer

MACQUARIE AIRCRAFT LEASING
LIMITED

By:              /s/ Stephen Moulton
     --------------------------------------------
     Name:    Stephen Moulton
     Title:   Attorney in Fact

     --------------------------------------------